Exhibit 16.1

FEDERATED WORLD INVESTMENT SERIES, INC.

UNANIMOUS CONSENT OF DIRECTORS

The undersigned, being all of the Directors of Federated World Investment Series, Inc. (“Corporation”), hereby consent, in accordance with in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14, of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Directors of the Corporation:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Corporation to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Intercontinental Fund, a portfolio of Federated Equity Funds, into Federated International Leaders Fund, a portfolio of the Corporation.

WITNESS the due execution hereof this 18th day of May, 2017.

J. Christopher Donahue /s/ J. Christopher Donahue	Peter E. Madden /s/ Peter E. Madden
John T. Collins /s/ John T. Collins	Charles F. Mansfield, Jr. /s/ Charles F. Mansfield, Jr.
Thomas R. Donahue /s/ Thomas R. Donahue	Thomas M. O’Neill /s/ Thomas M. O’Neill
G. Thomas Hough /s/ G. Thomas Hough	P. Jerome Richey /s/ P. Jerome Richey
Maureen Lally-Green /s/ Maureen Lally-Green	John S. Walsh /s/ John S. Walsh